Exhibit 4.5

                               AMENDMENT NO. 2 TO
                          FIRST AVIATION SERVICES INC.
                              STOCK INCENTIVE PLAN


         Amendment, dated July 10, 2001, to the First Aviation Services Inc. Stock Incentive Plan (the "Plan"). Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Plan.

                                    RECITALS
                                    --------

         WHEREAS, First Aviation Services Inc., a Delaware corporation (the "Company"), created and adopted the Plan effective December 20, 1996, which was approved by the stockholders of the Corporation; and

         WHEREAS, the Company, through its Board of Directors, deems it desirable to amend the Plan as set forth herein.

         NOW THEREFORE, as approved by the stockholders of the Company as set forth in Section 2 hereto, the Plan is hereby amended to read in its entirety as follows, effective as of July 10, 2001:

         1. Amendment to Section 1.4(b). The first two sentences of Section 1.4(b) of the Plan are hereby amended to read in their entirety as follows:

            "The maximum number of shares of Common Stock that may be delivered pursuant to Awards (including Incentive Stock Options) granted to Eligible Persons under this Plan shall not exceed 1,000,000 shares (the "Share Limit"). The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under this Plan is 1,000,000 shares."

         2. Shareholder Approval. This Amendment was approved by the affirmative vote of the holders of a majority of the shares of the Company's common stock voting at its annual meeting of shareholders held on July 10, 2001.

         3. Effect on the Plan. All references in the Plan to "this Plan", the "Plan", and all phrases of like import shall refer to the Plan as amended by this Amendment. The terms "hereof", "herein", "hereby" and all phrases of like import, used in the Plan shall refer to the Plan as amended by this Amendment. Except as amended hereby, the Plan shall remain in full force and effect.

         4. No Further Amendment. Except as expressly provided herein, no other term or provision of the Plan is amended hereby.